Exhibit 5
                                                   (614) 464-6400



                         August 26, 1994



Board of Directors
Bob Evans Farms, Inc.
3776 South High Street
Columbus, Ohio  43207


Gentlemen and Ladies:

          We are familiar with the proceedings taken and proposed to be taken by Bob Evans Farms, Inc., a Delaware corporation (the "Company"), in connection with the institution of the Bob Evans Farms, Inc. 1994 Long Term Incentive Plan (the "Plan"), the granting of options to purchase shares of Common Stock, $.01 par value (the "Common Shares"), of the Company pursuant to the Plan, the granting of performance share awards under the Plan and the issuance and sale of Common Shares upon exercise of options granted under the Plan, as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on August 29, 1994. The purpose of the Registration Statement is to register 1,000,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation: (a) the Registration Statement; (b) the Plan; (c) the Company's Certificate of Incorporation, as amended; (d) the Company's By-Laws; and (e) certain proceedings of the directors and of the stockholders of the Company. We have also relied upon such representations of the Company and officers of the Company and such authorities of law as we have deemed relevant as a basis for this opinion.

          We have relied solely upon the examinations and inquiries recited herein, and we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.

          Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that:

          1. When options and performance share awards covering not more than 1,000,000 Common Shares have been granted to eligible employees of the Company and its subsidiaries in accordance with the terms of the Plan, such options and performance share awards will be legally constituted and binding obligations of the Company in accordance with their terms.

          2. After 1,000,000 Common Shares of the Company have been issued by the Company upon the exercise of options granted under the Plan against payment of the purchase price therefor and upon settlement of performance share awards granted under the Plan, in accordance with the terms of the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

          This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

          Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein.


                              Very truly yours,



                              VORYS, SATER, SEYMOUR AND PEASE